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                                                                 EXHIBIT 99(e)


                            EXCHANGE AGENT AGREEMENT


                                                Dated:   _______________________

The First National Bank of Boston
Shareholder Services Division
P. O. Box 1889
Mail Stop:  45-02-53
Boston, Massachusetts  02105

Gentlemen:
     _____________________, a ________________ corporation (the
"Company"), is making exchange offers (hereinafter collectively referred to, together with any amendment or extensions thereof, as the "Exchange Offers") to exchange on the basis of one Series D Preferred Securities for each Series D 7.92% Depositary Shares, and on the basis of one Series G Preferred Security for each Series G 9.12% Depositary Shares validly tendered and accepted in the Exchange Offers, upon the terms and subject to the conditions set forth in the Prospectus, dated _________________ , and in the related Letters of Transmittal ("Letters of Transmittal"), including the instructions set forth therein. Definitive copies of each document being distributed by the Company to its stockholders in connection with the Exchange Offer have been or will be delivered to you. All terms used herein shall use definitions contained in the Letter of Transmital.

     The Exchange Offer is being made on ______________, and will expire at 5:00 p.m., New York City time, on ______________, unless extended by the Company as provided in the Exchange Offer (the last date to which the Exchange Offer is extended and on which it expires is herein referred to as the "Expiration Date").

     This will confirm our agreement with you to act as the Exchange Agent in connection with the Exchange Offer. In such capacity you will receive and exchange, on behalf of the Company, Depositary Shares delivered pursuant to the terms of the Exchange Offer. In carrying out your duties as the Exchange Agent in connection with the Exchange Offer, you are to act in accordance with the following instructions:

     1. Mail, by first class mail, postage prepaid, within five business days after ____________ (the "Effective Date"), to each holder of record of Series D 7.92% Depositary Shares and Series G 9.12% Depositary Shares as of the effective time, the following material: (a) a copy of the applicable Letter of Transmital (including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9) relating to those shares of Series D 7.92% Depositary Shares and Series G 9.12% Depositary Shares having hereon the name and address of such record date holders and (b) a non postage paid envelope addressed to the Exchange Agent

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for use by such holder in exchanging his or her Series D 7.92% Depositary
Share for Series D Preferred and his or her Series G 9.12% Depositary Share for Series G Preferred Security.

     2. You shall examine the Letters of Transmittal, the certificates for Shares and the other documents delivered or mailed to you in connection with exchanges of Depositary Shares to ascertain whether they are completed and executed in accordance with the instructions set forth in the Letters of Transmittal. In the event any Letter of Transmittal has been improperly completed or executed, or the certificates for Depositary Shares accompanying such Letter of Transmittal are not in proper form for transfer (as required by the aforesaid instructions), or if some other irregularity in connection with any exchange of Depositary Shares exists, you shall endeavor to cause such action to be taken as is necessary to correct such irregularity. Determination of all questions as to the validity, form, eligibility (including timeliness of receipt) and acceptance of any Depositary Shares exchanged or delivered shall be determined by you on behalf of the Company in the first instance, but final decisions on all such matters shall be made by the Company. The Company will reserve in the Exchange Offer the absolute right to reject any or all exchanges of any particular Shares not in appropriate form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful and to waive any of the conditions of the Exchange Offer or any defect or irregularity in the exchange of any Depositary Shares, and the Company's interpretation of the terms and conditions of the Exchange Offer will be final.

     3. All Depositary Shares must be exchanged in accordance with the terms and conditions set forth in the Exchange Offer.

     4. An exchanging stockholder may withdraw Shares as set forth in of the Prospectus, in which event you shall, as promptly as possible after notification of such withdrawal, return such Depositary Shares to, or in accordance with the instruction of, such stockholder and such Depositary Shares shall no longer be considered properly exchanged. All questions as to the form and validity of notices of withdrawal, including timeliness of receipt, shall be determined by the Company, whose determination shall be final and binding.

     5. On each business day up to and including the Expiration Date (as defined in the Prospectus), you shall advise by facsimile transmission, not later than 5:00 p.m., Boston time, _____________ __________________ and such other persons as either of them may direct, of the number of Depositary Shares which have been duly delivered on such day, stating separately the number of Shares delivered by Guaranty of Delivery pursuant to the Prospectus, the number of Depositary Shares delivered about which you have questions concerning validity and the cumulative number of Depositary Shares delivered through time of such facsimile transmission. You shall also inform the aforementioned persons, and such other persons as may be designated by either of them, upon request made from time to time, of such other information as either of them may

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request, including, without limitation, the names and addresses of registered holders of exchanged Depositary Shares.

     6. Letters of Transmittal or facsimile transmissions submitted in lieu thereof pursuant to the Prospectus shall be stamped by you as of the date and time of receipt thereof and preserved by you as permanent records until you are otherwise instructed by the Company. You are to match Guarantees of Delivery submitted pursuant to the Prospectus with the Depositary Share(s) exchanged pursuant thereto. If so instructed by the Company, you shall telephone Eligible Institutions (as defined in the Prospectus) which have exchanged a significant number of shares by means of the aforementioned procedures to ascertain information in connection therewith.

     7. The Company will notify you of, and confirm in writing (if requested), any extension or amendment of the Exchange Offer.

     8. You shall follow and act upon any amendments, modifications or supplements to these instructions, and upon any further instructions in connection with the Exchange Offer, any of which may be given to you by the Company or such other persons as it may authorize.

     9. If, pursuant to the provisions of the Instructions set forth in the Letter of Transmittal, fewer than all the Depositary Shares evidenced by any certificate submitted to you are to be exchanged, you shall, promptly after the Expiration Date, return or cause to be returned a new certificate for the remainder of Depositary Shares not being exchanged to, or in accordance with the instruction of, each of such stockholders who has made a partial exchange of Depositary Shares deposited with you.

     10. If, pursuant to the Exchange Offer, the Company does not accept the receipt of instructions from an exchanging stockholder, you shall return the certificates for such Depositary Shares to, or in accordance with the instructions of, the persons who deposited the same, together with a letter of notice, in form satisfactory to the Company, explaining why the deposited Depositary Shares are being returned.

     11. As Exchange Agent you:

         (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be requested of you by the Company with respect to the Exchange
    Offer;

         (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any stock certificates or the Depositary Shares represented thereby deposited with you pursuant to the Exchange Offer and will not be required and will make no representations as to the validity, value or genuineness of the Exchange Offer;

         (c) shall not initiate any legal action hereunder about written approval of the Company and then only upon such reasonable indemnity as you may request;

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         (d) may rely on and shall be protected in acting upon any
    certificate, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to you, and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

         (e) may rely on and shall be protected in acting upon written or oral instructions with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement, or supplementing or qualifying any such action, of __________________________ or _______________
    ___________________;

         (f) may consult with counsel satisfactory to you (including counsel for the Company) and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel;

         (g) shall arrange for insurance protecting the Company and yourself against any liability arising out of the loss, destruction or non-delivery of certificates for any cause; and

         (h) shall not at any time advise any person as to the wisdom of making any exchange pursuant to the Exchange Offer, the value of the Depositary Shares or as to any other financial or legal aspect of the Exchange Offer or any transaction related thereto.

     12. It is understood and agreed that the securities, money, assets or property (the "Property") to be deposited with or received by you as Exchange Agent from the Company constitute a special, segregated account, held solely for the benefit of the Company and stockholders exchanging Depositary Shares, as their interests may appear, and the Property shall not be commingled with the securities, money, assets or properties of you or any other person, firm or corporation. You hereby waive any and all rights of lien, attachment or set-off whatsoever, if any, against the Property so to be deposited, whether such rights arise by reason of statutory or common law, by contract or otherwise.

     13. For services rendered as Exchange Agent hereunder, you shall be entitled to payment as set forth on Exhibit A hereto.

     14. The Company covenants and agrees to indemnify and to hold you harmless against any costs, expenses (including reasonable fees of your legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from your actions as Exchange Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and you shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your negligence, bad faith, or willful failure to perform any of your obligations hereunder. In no case will the Company be liable under this indemnity with

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respect to any claim against you unless, promptly after you have received any written assertion of a claim or have been served with summons or other first legal process giving information as to the nature and basis of the claim, you notify the Company, by letter or by cable or telex confirmed by letter, of the written assertion of such claim against you or of any action commenced against you or of the service of any summons on you, or other first legal process giving information as to nature and basis of the claim. The Company will be entitled at any time to assume or to participate at its own expense in the defense of any such claim. If the Company so elects at any time after receipt of such notices and agrees in writing that such claim is a claim for which you are entitled to be indemnified and held harmless hereunder or if you in such notice request and the Company agrees, the Company will assume the defense of any suit brought to enforce any such claim. In the event the Company assumes the defense of any such suit, the Company may select counsel of its own choosing for such purpose and the Company will not be liable for the fees and expenses of any additional counsel thereafter retained by you.

     15. This Exchange Agent Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and assigns of the parties hereto.

     16. This Exchange Agent Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     If the foregoing is acceptable to you, please acknowledge receipt of this letter and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                             Very truly yours,


                                             By:_____________________
_________

ACCEPTANCE AS OF THE DATE HEREOF:


By:____________________________________

     Title: